                                     AGREEMENT

     THIS AGREEMENT ("Agreement") is made and entered into as of September 26, 1997 (the "Effective Date"), by and between THOROUGHBRED SPORTS NETWORK, INC., a corporation organized pursuant to the laws of the Commonwealth of Kentucky, with its principal place of business located at 801 Corporate Drive, Lexington, Kentucky 40503 ("TSN"), and YOU BET!, INC., a corporation organized pursuant to the laws of the State of Delaware, with its principal place of business located at 1950 Sawtelle Boulevard, Suite 180, Los Angeles, California 90025 ("You Bet").

     WHEREAS, TSN's business includes maintaining and compiling information on Thoroughbred race horses and the performance thereof;

     WHEREAS, You Bet is developing and marketing a software and an on-line computer network which provides on-line betting on horse races, and data and information on race horses; and

     WHEREAS, You Bet and TSN desire to enter into this Agreement whereby TSN would be the exclusive provider to You Bet of certain horse racing data content for distribution through You Bet's on-line computer network, and TSN and You
Bet desire to work together to develop products for You Bet's on-line service currently called the "You Bet Racing Network" or any such successor service or any on-line wagering service produced or originated by You Bet ("YBRN"). You Bet and TSN intend that TSN supply information You Bet uses with respect to certain types of race horse information.

     NOW, THEREFORE, in consideration of the premises and the mutual promises and covenants contained herein, the parties hereto agree as follows:

1.   DEFINITIONS

     1.1. ADDED VALUE PRODUCTS: "Added Value Products" shall refer to any products that are produced by TSN and provided to You Bet for resale in the same format, including, without limitation, those products set forth in Exhibit "B," provided that Past Performances are not Added Value Products.

     1.2. CUSTOMER: "Customer" shall mean each person or entity who has an account and subscribes to the YBRN.

     1.3. DOWNLOAD: "Download" shall refer to a Customer request for a single TSN Licensed Product through the YBRN, which results in the transmission of such product to the Customer.

     1.4. INTELLECTUAL PROPERTY RIGHTS: "Intellectual Property Rights" refers to any patents, copyrights, trade secrets, moral

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rights, trademarks, trade names, service marks, confidential or proprietary information; known how, any derivative rights, and any other intellectual or intangible property of all kinds wherever located.

     1.5. LICENSED DATA: "Licensed Data" shall refer to information included in the Licensed Products.

     1.6. LICENSED PRODUCTS: "Licensed Products" shall refer to Past Performances and Added Value Products, collectively.

     1.7. ON-LINE WAGERING SERVICE: "On-Line Wagering Service" shall refer to a computer on-line service which provides users of such service access to horse racing information and the ability to place wagers on horse races. You Bet will provide an On-Line Wagering Service accessible through You Bet's private computer network or the Internet ("YBRN").

     1.8. PARTIES, PARTY: "Parties" shall refer to You Bet and TSN collectively and "Party" shall refer to either You Bet or TSN individually.

     1.9. PAST PERFORMANCES: "Past Performances" shall refer to past performance lines containing fractional times or points of call and margins which are sold in a hard copy or electronic format.

     1.10. PREVIOUSLY DEFINED TERMS: The terms "Agreement," "Effective Date," "TSN," "YBRN" and "You Bet" shall have the meanings ascribed to them above.

     1.11. RACE CARD: "Race Card" shall refer to all Past Performances for one day of racing at one track (the "Original Track") and may include Past Performances for not more than eight races from other tracks if those races are being received by simulcast transmission at the Original Track.

     1.12. SUBSEQUENTLY DEFINED TERMS: The terms "Exclusive Products" (Paragraph 2.5), "Net Revenue" (Paragraph 4.1), "FTP" (Paragraph 5.1), "Data Updates" (Paragraph 5.1), "Cure Period" (Paragraph 6.2.1) and "Term" (Paragraph 15.1), shall have the meanings ascribed to them below in the Paragraphs indicated in parentheticals.

2.   LICENSE GRANT

     2.1. NONEXCLUSIVE LICENSE: For the Term of this Agreement, TSN hereby grants to You Bet a nonexclusive, worldwide license to reproduce, use and distribute, by sale or otherwise, the Licensed

Products and Licensed Data through the YBRN, except that You Bet shall be entitled to exclusive rights as set forth in Paragraph 2.2.

     2.2. LIMITATIONS ON DISTRIBUTION OF ADDED VALUE PRODUCTS: TSN agrees to not provide any Added Value Products, excluding Past Performances containing added value data, to ODS Technologies ("On Demand Services") and IWN.

     2.3.   TSN'S OWNERSHIP OF PAST PERFORMANCES AND ADDED VALUE PRODUCTS:
Subject to the license and limitations of Paragraph 2.1 and 2.2, TSN shall retain all ownership rights and interest in the Past Performances and Added Value Products, including, without limitation, the Intellectual Property Rights therein.

     2.4. OTHER DATA. In addition to the Past Performances, TSN shall also send to You Bet TSN Speed, Pace and Class Ratings, morning line odds and program numbers at-the-track and at-the-distance statistics, all or part of which You Bet may, in its discretion, incorporate into the Past Performances without additional charge; provided, that You Bet may not use any of said ratings or statistics in any other product it distributes without the prior written consent of TSN; and provided further that TSN shall send You Bet morning line odds and program numbers only if

TSN receives same from Equibase Company and Equibase Company consents to such sending.

    2.5.    EXCLUSIVE DEALINGS WITH TSN:

            2.5.1 Except as hereinafter set forth, TSN shall be the exclusive supplier of the Licensed Products (the "Exclusive Products") to You Bet and You Bet shall not acquire or develop any products identical or comparable to the Licensed Products for distribution or sale without the expressed written permission of TSN.

            2.5.2 Notwithstanding the provisions of Paragraph 2.5.1, You Bet may distribute or sell on the YBRN the following handicapping information or products obtained from entities other than TSN:

                   2.5.2.1. Handicapping information products that do not compete with any of the Licensed Products or Licensed Data, including, without limitation, those handicapping information products set forth in Exhibit C attached hereto. "Handicapping products" shall not include Past Performances, it being understood and agreed that TSN shall be the exclusive supplier to You Bet of Past Performances.

                   2.5.2.2 Data and information provided from Bloodstock Research Information Services, Inc.

            2.5.3. OUTPUT CAPABILITIES OF TSN: It is agreed that TSN is capable of supplying the requirements of You Bet with respect to the Exclusive Products. If TSN determines at any time that some unavoidable calamity or circumstances will prevent the continual timely delivery of any of the Exclusive Products, then TSN shall immediately notify You Bet of that fact. Furthermore, if TSN is unable to satisfy You Bet's need for any of the Exclusive Products for a period of thirty days, then You Bet may, in its sole discretion, notify TSN in writing of its decision to terminate the exclusive dealings obligations of Paragraph 2.5 without liability. In the event that You Bet elects to terminate the exclusive dealings obligations, then You Bet may acquire, in its sole discretion, any Exclusive Products from any third party for the remaining Term of this Agreement.

3.  PRICING

    3.1. PRICING: TSN shall set the price to be charged by You Bet for the Added Value Products, provided that, in so doing, TSN shall set prices that are commercially reasonable and competitive, and provided, however, to the extent that TSN markets products that are competitive with the Added Value Products, TSN shall not set a price for the Added Value Products that is in excess of the regular prices TSN establishes for its own products.

    3.2. FREE COPIES: You Bet may provide Customers any Licensed Products or Licensed Data free of charge, provided, however, that You Bet pay TSN any royalties that You Bet would owe. If You Bet provides Customers with free Past Performances, then You Bet shall owe TSN the amount owed under Paragraph 4.2.1 as if the Customer was charged for downloading the Past Performance. If You Bet provides customers free Downloads of Added Value Products, then You Bet shall owe TSN the royalty set forth in Paragraph 4.2.2 applied to the price set for such Added Value Products pursuant to Paragraph 3.1.

    3.3. BUNDLING: You Bet may sell or distribute Past Performances in bundles at prices established by You Bet, provided that TSN shall be compensated for each Past Performance that is included in a bundle at the individual Past Performance rate set forth in this Agreement.

4.  PAYMENTS AND ROYALTIES

    4.1. NET REVENUE: "Net Revenue" shall mean the gross receipts actually received by You Bet or that should have been received by You Bet in accordance with Paragraphs 3.1 and 3.2 from distribution or sale of Added Value Products anywhere in the world less the following amounts to the extent paid or incurred by You Bet or TSN:

            (i) Taxes on sale or license, including without limitation, U.S. federal and state taxes and non-U.S. taxes on sales, use, excise or other taxes, but not including any tax based on You Bet's income; and

            (ii) Any royalties or payments due to Equibase Company or other third party software and data developers and providers with respect to Value Added Products. See Exhibit D.

    4.2. ROYALTIES. Royalties shall be accounted for in accordance with the following provisions and shall accrue to TSN as follows:

            4.2.1. ROYALTIES ON RACE CARDS INCLUDING PAST PERFORMANCE: For each Race Card including Past Performances Downloaded through the YBRN, the following per Download monthly royalty shall apply:

                   4.2.1.1. For each of the first 9,999 Race Card Downloads in a given month, the royalty rate is the greater of *** of the Net Revenues of the Past


*** Represents confidential information filed separately with the Commission

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

Performances if the Past Performances are priced at more than *** per Download or U.S. ***;

                   4.2.1.2. For each of Race Card Downloads 10,000-14,999 in a given month, the royalty rate is the greater of *** of the Net Revenues of the Past Performances if the Past Performances are priced at more than *** per Download or U.S. ***;

                   4.2.1.3. For each of Race Card Downloads 15,000-19,999 in a given month, the royalty rate is the greater of *** of the Net Revenues of the Past Performances if the Past Performances are priced at more than *** per Download or U.S. ***;

                   4.2.1.4. For each of Race Card Downloads 20,000-24999 in a given month, the royalty rate is the greater of *** of the Net Revenues of the Past Performances if the Past Performances are priced at more than *** per Download or U.S. ***;

                   4.2.1.5. For each of Race Card Downloads 25,000 and beyond in a given month, the royalty rate is the greater of *** of the Not Revenues of the Past

*** Represents confidential information filed separately with the Commission

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

Performances if the Past Performances are priced at more than *** per Download or U.S. ***.

            4.2.2. ROYALTIES ON ADDED VALUE PRODUCTS: For Downloads of Added Value Products, *** of all Net Revenues.

     4.3. ACCOUNTING OF PAYMENTS: Within thirty (30) days after the last day of each and every calendar month during the term of this Agreement, You Bet shall pay the amount of royalties as calculated in accordance with Paragraph 4.2 accrued to TSN in the most recently ended calendar month. Each such monthly payment shall be accompanied by a written statement setting out how the payment was calculated by product in sufficient detail to confirm the accuracy and correctness of the royalty payment made.

     4.4. INSPECTION OF RECORDS. During the Term of this Agreement, You Bet shall keep and retain for two (2) years accurate books of accounts and records at its principal place of business covering all transactions subject to a royalty payment or sharing of any earnings received under this Agreement. Upon reasonable notice of not less than fourteen (14) days, TSN shall have the right to appoint an employee or an independent auditor to inspect such books of accounts and records during You Bet's normal business hours to confirm that the correct amount owing under this Agreement


*** Represents confidential information filed separately with the Commission has been paid. The independent auditor shall preserve in confidence all confidential information of the Parties. If the inspection discloses that payments made are less than the amount owing under this Agreement, then the difference shall be immediately paid; and if the difference for any calendar year exceeds five percent (5%) of the payments that were made for that calendar year, You Bet shall also reimburse TSN for reasonable costs and expenses incurred in connection with the inspection. You Bet shall continue to maintain such books of accounts and records for at least two (2) years after termination of this Agreement.

5.   COOPERATIVE EFFORTS

     5.1. INFORMATION DELIVERY: TSN shall use its best efforts to electronically transmit to You Bet any additions, adjustments, alterations, corrections or modifications of Licensed Data which You Bet makes available on the YBRN ("Data Updates"), as soon as possible after such updates are made to any Licensed Data. TSN shall use its best efforts to transmit data not later than fifteen minutes after TSN updates such data and You Bet shall be the first entity to receive all such updates of data.

     5.2. PRODUCT DEVELOPMENT: The parties shall cooperate to enhance the product content of any of the Licensed Products.

     5.3. WEB SITE COOPERATIVE ADVERTISING: The Parties shall exchange promotional banner advertising on their respective web sites.

     5.4. TRAINING: At no cost to You Bet, TSN shall provide You Bet service representatives and training on Licensed Products and software at TSN offices in Lexington, Kentucky.

6.   BREACH AND CURE

     6.1. DEFAULT: Any one or more of the following shall constitute an event of default hereunder:

            6.1.1. Either Party to this Agreement fails to perform or observe any material covenant, term or condition contained herein, including, but not limited to, breach of performance, best effort requirements, or payment requirements; or

            6.1.2. Any representation or warranty contained herein or in any document issued in connection herewith or deemed to have been made hereunder or made by or furnished on behalf of either Party hereto pursuant to or in connection with this Agreement, shall be false or misleading in any material respect as of the date made or deemed to have been made; or

            6.1.3. Either Party to this Agreement shall (i) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency, corporation or other similar law now or hereafter in effect that authorizes the reorganization or liquidation of such Party or its debts or the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or (ii) consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or (iii) make a general assignment for the benefit of creditors, or (iv) fail generally to pay its debts as they become due, or (v) take any action to authorize any of the forgoing; or

            6.1.4. An involuntary case or other proceeding shall be commenced by persons that are not bound or affected by this Agreement against either Party hereto seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency, corporation or other similar law now or hereafter in effect seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of sixty days; or an order is entered by a court of competent jurisdiction affecting substantially all of the property or affairs of the party against which proceedings have been commenced under bankruptcy, insolvency, corporation or other similar laws as now or hereafter in effect and such order shall remain undismissed and unstayed for a period of sixty days.

     6.2.   REMEDIES:

            6.2.1. Upon the occurrence of an event of default, as described in Paragraph 6.1 above, the nondefaulting Party may, at its option, give written notice to the defaulting Party specifying the default together with a statement of its intent to terminate this Agreement if such default is not corrected by the defaulting Party within the thirty-day period immediately following the date of such notice (the "Cure Period"). If at the end of the Cure Period the defaulting Party has not cured or otherwise corrected the specified default, the nondefaulting Party may, at its option at any time on or after the expiration of the Cure Period, in addition to all other rights and remedies available to such party at law or in equity, deem this Agreement to be terminated upon the date of issuance of a written notice to the defaulting Party advising such Party of such termination, provided that the specified default is then continuing.

            6.2.2. Upon termination of this Agreement by either Party, except as provided in paragraph 2.4, 4 and 5.3 regarding joint ownership and payments and royalties, neither Party shall have any further rights or obligations hereunder except as otherwise specifically provided for hereunder.

7.   DISCLAIMER OF WARRANTIES

     7. 1. EXCEPT AS OTHERWISE PROVIDED FOR IN THIS AGREEMENT, TSN MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, INCLUDING THOSE OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AS TO ANY MATTER WHATSOEVER, INCLUDING, BUT NOT LIMITED TO, THE ACCURACY OF ANY INFORMATION, PRODUCT, PROGRAM, OR SERVICE FURNISHED HEREUNDER.

     7.2. MARKETING EFFORTS: Neither Party has made any express or implied representation, warranty, or agreement as to the amount of royalties or gross revenue which shall be derived from the distribution of any Licensed Products, nor has You Bet made any express or implied representation, warranty, or agreement that there will be any royalties or other sums payable to TSN or that the Licensed Products will be favorably received by the public. Neither Party shall incur any liability hereunder based upon any claim that either Party has failed to realize revenues or to effectuate sales which should have been realized.

8.   LIMITATION OF LIABILITY

     8.1. With multiple processing of complex data, and reliance upon information acquired from multiple sources, errors and omissions can and do occur despite efforts to avoid them. Both You Bet and TSN expressly disclaim any responsibility or liability for any loss or damages resulting to You Bet, TSN or any third party from errors or omissions in any data provided by TSN and which is distributed by You Bet through the YBRN.

     8.2. In no event will either Party be liable to the other for any indirect, consequential, special, exemplary, or incidental damages, whether in contract, tort or otherwise arising from or relating to this Agreement.

9.   NOTICE OF DISCLAIMER AND COPYRIGHT.

     With respect to You Bet's dissemination of any Licensed Products, You Bet shall display the disclaimer and copyright notices set forth in Exhibit A when appropriate.

10.  REPRESENTATIONS

     10.1. Each party hereto represents that it has the power and authority to enter into this Agreement, that all actions required to permit it to enter into this Agreement have been authorized, and that this Agreement is duly executed and delivered.

     10.2. Each Party hereto represents that this Agreement is a legal, valid and binding obligation of each of the Parties hereto and is enforceable against such parties in accordance with its terms.

     10.3.  TSN hereby covenants, represents and warrants to You Bet that:

            10.3.1. TSN is the developer of data TSN incorporates in the Licensed Products, and no part of the Licensed Products shall infringe upon any common law or statutory rights in the United States or other country, or any jurisdiction therein, of any person or entity, including rights relating to defamation, contract, unfair competition, trademark, patent, copyright, trade secret, privacy or publicity, or contain any libelous material or any material which constitutes an invasion of any right of privacy or publicity.

            10.3.2. The rights granted to You Bet hereunder are free and clear of any liens, claims, encumbrances or litigation, whether pending or threatened, and that TSN has not made nor will make any grant, assignment, transfer or agreement which will conflict with or interfere with any and all of the rights granted to You Bet hereunder.

11.  INDEMNIFICATIONS

     11.1. INDEMNIFICATION: Each Party shall indemnify and hold harmless the other Party, its successors, assigns, parents, subsidiaries, affiliates, licensees, officers, employees, agents and representatives, from and against any and all claims, losses, deficiencies, damages, liabilities, costs, and expenses (including, but not limited to, reasonable attorneys' fees and all related litigation costs and expenses) incurred by the indemnitee Party as a result of any and all claims, judgments or adjudication against the indemnitee Party arising from or related to any breach of the representations and warranties set forth in paragraph 10.

     11.2. NOTICE AND CONTROL OF DEFENSE: Each Party shall promptly notify the other Party of any claim or allegation thereof for which such Party will seek contribution pursuant to Paragraph 11.1. The Parties shall share joint control over the defense against such claims covered by Paragraph 11.1 and the settlement thereof. The Parties shall, each at its own expense and cost, cooperate fully with the other in the defense of any such claims or allegations thereof.

12. DISCREPANCIES IN DATA INCLUDED IN ANY LICENSED PRODUCTS. If You Bet has actual knowledge of any inconsistencies or discrepancies between items of information contained in the Licensed Products and information supplied to others by TSN, or inconsistencies or discrepancies between such items and information of a similar nature supplied by others, You Bet shall notify TSN of any such inconsistencies or discrepancies. Upon such notification TSN shall, at its sole and absolute discretion, make any necessary changes. TSN shall inform You Bet of any action taken with respect to such reported inconsistencies or discrepancies.

13.  FORCE MAJEURE

     13.1. Notwithstanding anything contained herein to the contrary, in the event either Party to this Agreement fails to perform any obligations hereunder assumed by it and such failure is due to occurrences in nature, earthquakes, injunctions, lockouts, riots or civil unrest, fires, epidemics, casualties, boycotts, technical difficulties (whether computer related or otherwise), failure of suppliers to supply data to TSN, strikes or labor disputes, acts of a governmental authority, or other interference through legal proceedings or for any other cause which in not due to the fault or negligence of such Party, such failure shall not be deemed to be a breach by such Party of its obligations hereunder, though such Party shall use its best efforts to put itself in a position to carry out all of the obligations which, by the terms hereof, it has assumed irrespective of the occurrence of any force majeure event.

     13.2. Should a singular force majeure event be in existence for a continuous period of thirty (30) days or more the Party not claiming the protection of Subsection 13.1 above may terminate this agreement, notwithstanding anything contained herein to the contrary, by giving 30 days written notice of such termination to the party against whom the force majeure is working. At the end of the said 30-day period this Agreement shall automatically terminate so long as the force majeure event which generated said letter is still in existence.

14.  CONFIDENTIALITY

     14.1. Each Party hereto hereby covenants with the other to keep confidential the terms of this Agreement and all information relating to the other Party's business affairs of which it may become aware, unless the information has been disclosed to the public without breach of this Paragraph 14, or the information is required by a court of law or equity to be disclosed, or by a governmental agency authorized to demand such disclosure. Any Party disclosing confidential information must provide notice to the other Party of such disclosure including the reasons therefore.

     14.2.  Paragraph 14.1 shall survive the termination of this License
Agreement.

15.  TERM AND TERMINATION

     15.1.  TERM: Unless sooner terminated by the Parties pursuant to Paragraph
2.7 and 6.2, the "Term" of this Agreement shall extend for a period of five years from the Effective Date. After the five year term, this Agreement shall be automatically renewed for an additional five years unless either Party supplies written notice that the Agreement shall not be renewed six (6) months prior to expiration of the initial five year term.

     15.2. CANCELLATION: The Parties upon mutual consent may terminate this Agreement at any time with ninety (90) days written notice.

     15.3. EFFECT OF TERMINATION: In the event that this Agreement terminates, for whatever reason:

            15.3.1. USE OF LICENSED PRODUCTS: You Bet's right to distribute any of the Licensed Products shall terminate upon termination of this Agreement.

            15.3.2. RETURN OF CONFIDENTIAL INFORMATION AND EQUIPMENT UPON
TERMINATION: Within thirty (30) days of the termination of this Agreement, each Party shall return to the other party all equipment, supplies, and confidential information of the other Party.

            15.3.3. PROVISIONS SURVIVING TERMINATION: In addition to any Paragraphs which are expressly stated elsewhere herein to survive termination of this Agreement, Paragraphs 7, 8, 10, 11, and 14 to the extent applicable, shall also survive any termination of this Agreement.

            15.3.4. NO LIABILITY FOR EXERCISING TERMINATION RIGHTS: Neither Party shall be liable for damages of any kind as a result of properly exercising its respective right to terminate this Agreement according to the terms and conditions of this Agreement, including Paragraph 6.2, 15.1, and 15.2, and such termination will not affect any other right or remedy of the terminating Party.

16.  GENERAL TERMS AND CONDITIONS

     16.1. NOTICES: Any notice, consent or other communication which is required or permitted to be given under this Agreement shall be in writing and shall be (i) delivered personally or by Federal Express, DHL or other reputable courier, (ii) sent by express mail, postage prepaid, or (iii) dispatched by facsimile (provided that a copy of any notice, consent or other communication which is dispatched by facsimile also shall be delivered personally or by courier as hereinabove provided or mailed next day express mail service as herein provided to the parties), as follow:

            IF TO YOU BET:         You Bet!
                                   1950 Sawtelle Boulevard, Suite 180
                                   Los Angeles, California   90025
                                   Attention:  Ron Luniewski
                                   Telephone:  (310) 444-3343
                                   Fax:  (310) 444-3390

            IF TO TSN:             Thoroughbred Sports Network
                                   801 Corporate Drive
                                   Lexington, Kentucky 40503
                                   Attention: Richard F. Broadbent IV
                                   Telephone:  (606) 224-4930
                                   Fax: (606)  223-1854

Such notices, consents and other communications shall be deemed duly given when received. From time to time and at any time, either Party may by notice in writing served upon the other as specified above designate a different address and/or facsimile number or a different or additional addressee to which all such notices, consents or other communications thereafter are to be given.

     16.2. WAIVERS: No waiver, modification or cancellation of any term or condition of this Agreement shall be effective unless executed in writing by both Parties hereto. A waiver of any breach of this Agreement by one Party to the other shall not be construed to have been given in perpetuity. A failure or delay of either

Party hereto to enforce at any time any of the provisions of this Agreement, or to exercise any option which is herein provided for, or to require at any time performance of any of the provisions hereof, shall in no way be construed to be a waiver of any such option or provision of this Agreement.

     16.3. CONTRACT INTERPRETATION: Ambiguities, inconsistencies, or conflicts in this Agreement shall not be strictly construed against the drafter of the language but will be resolved by applying the most reasonable interpretation under the circumstances, giving full consideration to the Parties' intentions at the time this Agreement is entered into. Where the context of this Agreement requires, singular terms shall be considered plural, and plural terms shall be considered singular. The headings of the various Paragraphs of this Agreement have been inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. It is expressly understood and agreed that, there being no expectation of the contrary between the Parties hereto, no usage of trade or custom and practice within the industry, and no regular practice or method of dealing between the Parties hereto, shall be used to modify, supplement or alter in any manner the terms of this Agreement or any part hereof.

     16.4. INDEPENDENT PARTIES: Nothing contained herein shall be deemed to create or be construed as creating a joint venture or partnership between You Bet and TSN. Neither Party is, by virtue of this Agreement or otherwise, authorized as an agent or legal representative of the other party. Neither Party is granted any right or authority to assume or to create any obligation or responsibility, express or implied, on behalf of or in the name of the other Party or to bind such other Party in any manner, except as expressly provided for in this Agreement.

     16.5. ENTIRE UNDERSTANDING: This Agreement contains the entire understanding of the Parties hereto with respect to the transactions contemplated hereby, and supersedes all prior agreements, understandings, and negotiations, both written and oral, between the parties with respect to the subject matter hereof.

     16.6. SUCCESSORS AND ASSIGNS AND ASSIGNMENT: This Agreement shall be binding upon and shall inure to the benefit of the successors and assigns of the parties hereto, provided, however, that this Agreement may not be assigned by either Party without the prior written consent of the other Party, except to an affiliate of such Party. "Affiliate" shall mean an entity that is owned or controlled by such Party.

     16.7. AMENDMENTS: All amendments or modifications of this Agreement shall be binding upon the Parties despite any lack of


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

consideration so long as the same shall be in writing and executed by the Parties hereto in accordance with the other terms of this Agreement regarding modifications.

     16.8. NO THIRD PARTY BENEFICIARIES: This Agreement is not entered into for the benefit of any person or entity which is not a party hereto.

     16.9. REPRESENTATION BY COUNSEL: Each Party has been represented by counsel in connection with the drafting and negotiation of this Agreement and, in construing or interpreting this Agreement, no presumptions of any kind shall be made against any of the Parties on the grounds that one Party was principally responsible for drafting this Agreement.

     16.10. GOVERNING LAW: This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the Sate of California, without regard to the conflicts of laws rules thereof.

     16.11. ATTORNEY'S FEES: In the event any litigation or other proceeding is brought by either Party to this Agreement in connection with this Agreement, the prevailing Party in such litigation or other proceeding shall be entitled to recover from the other Party all costs, attorneys' fees and other expenses incurred by such prevailing Party in such litigation.


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

     16.12. SEVERABILITY OF CLAUSES: If any provision of this License Agreement or its application is held to be invalid, illegal, or unenforceable in any respect, the validity, legality, or enforceability of any of the other provisions and applications herein shall not in any way be affected or impaired.

     IN WITNESS WHEREOF, the parties hereto have caused this License Agreement to be executed as of the dates listed below.

                                   THOROUGHBRED SPORTS NETWORK, INC.


                                   By  /s/
                                     -------------------------------------------
                                        Name:
                                             -----------------------------------
                                        Title: President
                                              ----------------------------------
                                        Date: 9-26-97
                                             -----------------------------------

                                   YOU BET!, INC.


                                   By  /s/ Steve A. Molnar
                                     -------------------------------------------
                                        Name: STEVE A. MOLNAR
                                             -----------------------------------
                                        Title: CEO
                                              ----------------------------------
                                        Date: 10/1/97
                                             -----------------------------------


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